Exhibit 99.1

CATHETER PRECISION REPORTS 200% REVENUE GROWTH AND COMPLETES TRANSFORMATIVE FLYTE ACQUISITION

Medical Device Momentum Accelerates Globally While Flyte Establishes High-Growth Aviation Platform with Immediate Revenue Traction

Dramatic Reduction in Net Loss and Expanding Multi-Segment Growth Position Company for Scalable, High-Impact Expansion

FORT MILL, S.C., May 18, 2026— Catheter Precision, Inc. (“Catheter Precision” or the “Company”), an innovative U.S.-based medical device and technology company, today reported financial results for the first quarter of 2026, highlighting strong revenue growth, meaningful margin improvement, and the successful acquisition and rapid scaling of Flyte.

First quarter revenue grew 200% year-over-year to $432,000, compared to $143,000 in Q1 2025, driven by strong performance in both the Company’s core medical device segment and its newly launched aviation platform.

MEDICAL DEVICE SEGMENT DELIVERS STRONG GLOBAL EXPANSION AND CLINICAL VALIDATION

The Company’s electrophysiology platform continues to gain traction with physicians and institutions globally, supported by clinical validation, peer-reviewed research, and expanding adoption.

Key Highlights:

●	Revenue increased approximately 73%, driven by new customer acquisition across the United States and Europe
●	Adoption of both VIVO and LockeT expanded across multiple new institutions
●	Products are now utilized in 15 countries worldwide, underscoring growing global demand
●	New clinical publications validated both technologies, including:
o	LockeT demonstrating expanded large bore applications
o	VIVO demonstrating high accuracy across 32 patients and 46 ventricular tachyarrhythmia sites, reinforcing its value in VT therapy procedures
●	Presented breakthrough research at the Heart Rhythm Society Congress, including first-in-human data leveraging implantable device EGM data to predict ventricular tachycardia origin
●	Continued expansion into new hospitals across the U.S. and Europe, further accelerating commercial penetration

FLYTE ACQUISITION IGNITES HIGH-GROWTH AVIATION PLATFORM WITH IMMEDIATE REVENUE AND SCALABILITY

The acquisition of Flyte marks a transformative step into technology-enabled regional air mobility, delivering immediate revenue contribution and significant growth visibility.

Flyte Segment Highlights:

●	Fleet scaled from 1 aircraft at acquisition to 3 aircraft, with 2 additional jets expected by the end of Q2 2026
●	Generated a $200,000 monthly revenue run rate within just 22 days of post-acquisition operations in March
●	Deployment of AI-driven booking and optimization technology to increase utilization and drive operational efficiency
●	Positioned to capitalize on high-demand Northeast summer travel, including routes to:
o	The Hamptons
o	Martha’s Vineyard
o	Cape Cod
●	Filed applications with the Federal Aviation Administration to expand service into international markets including Toronto and the Bahamas

Flyte operates through its FAA-certified Part 135 carrier, establishing a scalable, asset-backed aviation infrastructure platform targeting underserved short-haul markets with high-frequency demand.

FINANCIAL PERFORMANCE

●	Net loss reduced to $1.7 million, compared to $4.0 million in Q1 2025
●	Represents a substantial year-over-year improvement, driven by revenue growth and operating discipline
●	Net loss includes approximately $560,000 of depreciation, amortization, and stock-based compensation non-cash expenses.
●	Continued focus on improving operating leverage as revenue scales across both segments

STRATEGIC POSITIONING

Catheter Precision is now uniquely positioned as a dual-engine growth platform, combining:

●	High-margin, clinically validated medical device innovation
●	Rapidly scaling, technology-enabled aviation infrastructure

This differentiated model provides multiple pathways to growth, diversified revenue streams, and the ability to capture value across both healthcare and mobility markets.

ABOUT LOCKET

LockeT is a Class I FDA-registered suture retention device designed to assist in wound closure following percutaneous venous procedures, improving efficiency and patient outcomes.

ABOUT VIVO

VIVO (View Into Ventricular Onset) is a non-invasive 3D cardiac imaging system that enables physicians to identify the origin of ventricular arrhythmias pre-procedure, improving workflow efficiency and reducing procedure time. VIVO has received U.S. FDA clearance and CE Mark certification.

ABOUT CATHETER PRECISION

Catheter Precision is a U.S.-based medical device company focused on advancing the treatment of cardiac arrhythmias through innovative electrophysiology technologies and physician collaboration.

ABOUT FLYTE

Flyte is a technology-enabled Regional Air Mobility Company operating a growing fleet of Cirrus Vision Jets. Focused on high frequency, short haul markets, Flyte provides a faster, safer, and more efficient alternative to traditional private charter travel. Flight operations are conducted through Flyte’s wholly owned subsidiary, Ponderosa Air, LLC, an FAA certified Part 135 air carrier. With certified aircraft, active revenue generating operations, and scalable fleet expansion underway, Flyte is building disciplined, asset backed aviation infrastructure designed to serve underserved regional markets. For more information, visit www.flyte.travel

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to substantial risk and uncertainties. Forward-looking statements can be identified by words such as “believe,” “anticipate,” “may,” “might,” “can,” “could,” “continue,” “depends,” “expect,” “expand,” “forecast,” “intend,” “predict,” “plan,” “rely,” “should,” “will,” “may,” “seek,” or the negative of these terms and other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements include, but are not limited to, statements regarding our anticipation HRS 2026 will be a symposium where we not only demonstrate our products to new and existing customers, but where we can share new and exciting research, like the new peer-reviewed publications, that validate our products to the EP community. The Company’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks and changes in circumstances, including but not limited to risks and uncertainties included under the caption “Risk Factors” in the Company’s Form 10-K filed with the SEC and available at www.sec.gov. The forward-looking statements included in this communication are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contacts:

Investor Relations

973-691-2000

IR@catheterprecision.com